Exhibit 10.4

FIRST AMENDMENT TO

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into on October 22, 2024, by and between CTO REALTY GROWTH, INC., a Maryland corporation (the “Company”), and JOHN P. ALBRIGHT (the “Executive”).

BACKGROUND

The Company and the Executive are parties to that certain Second Amended and Restated Employment Agreement dated as of July 29, 2020 (the “Employment Agreement”).  The Company and the Executive desire to make certain modifications to the Employment Agreement as more fully set forth below.

AMENDMENT

In furtherance of the foregoing, the Company and the Executive hereby agree as follows:

1.The Employment Agreement is hereby amended by the deletion of Section 5.f. and its replacement with the following:

f.

Compliance with Section 280G.  The Executive and the Company will work together in good faith to reduce or eliminate the impact, if any, of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”).  To that effect, if there is a change in ownership or control of the Company that would cause any payment or distribution by the Company or any other person, firm, corporation, partnership, company, association, or other entity to Executive or for Executive’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (each a “Payment”) to be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest or penalties incurred by Executive with respect to such excise tax, the “Excise Tax”), then Executive will receive the greatest of the following, whichever gives Executive the highest net after-tax amount (after taking into account federal, state, local and social security taxes): (a) the Payments or (b) one dollar less than the amount of the Payments that would subject Executive to the Excise Tax.

2.The Employment Agreement is hereby amended by the deletion of Section 7 and  its replacement with the following:

7.	Restrictive Covenants.

a.	Confidential Information. In the course of Executive’s employment with the Company and the performance of Executive’s duties on behalf of the

Company Group (as defined below) hereunder, Executive will be provided with, and will have access to, Confidential Information (as defined below). In consideration of Executive’s receipt and access to such Confidential Information, and as a condition of Executive’s employment hereunder, Executive shall comply with this Section 7.a.
(i)	Both during the Employment Period (as defined below) and thereafter, except as expressly permitted by this Agreement or by directive of the Board, Executive shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company Group. Executive shall follow all Company Group policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). Except to the extent required for the performance of Executive’s duties on behalf of the Company Group, Executive shall not remove from facilities of any member of the Company Group any equipment, drawings, notes, reports, manuals, invention records, computer software, tenant information, or other data or materials that relate in any way to the Confidential Information, whether paper or electronic and whether produced by Executive or obtained by the Company Group. The covenants of this Section 7.a.i shall apply to all Confidential Information, whether now known or later to become known to Executive during the period that Executive is employed by or affiliated with the Company or any other member of the Company Group.
(ii)	Notwithstanding any provision of Section 7.a.i to the contrary, Executive may make the following disclosures and uses of Confidential Information:
(A)	disclosures to other employees of a member of the Company Group who have a need to know Confidential Information in connection with the businesses of the Company Group;
(B)	disclosures and uses that are approved in writing by the Board;
(C)	disclosures to a person or entity that has (x) been retained by a member of the Company Group to provide services to one or more members of the Company Group and (y) agreed in writing to abide by the terms of a confidentiality agreement in a form acceptable to the Company; and
(D)	disclosures required by applicable law.

(iii)	Upon the expiration of the Employment Period, the Executive shall promptly return to the Company all originals and copies of any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Confidential Information, proprietary information, or any other materials or property of any kind belonging to the Company (including keys and other tangible personal property of the Company), then in the Executive’s possession, whether prepared by the Executive or by others. The Executive agrees that, upon termination of his employment with the Company, for any reason, or on demand, the Executive will permit a representative of the Company to access all data stored on any personal computer, laptop, smartphone, tablet, telephone or other electronic device or storage media that the Executive has used in any fashion in connection with his work for the Company for the sole purpose of permanently removing, copying and/or deleting any data belonging to or related to the Company, its customers, prospective customers, business partners, its business or which otherwise contains Confidential Information or any other information belonging to the Company.
(iv)	“Confidential Information” means all confidential, competitively valuable, non-public or proprietary information that is conceived, made, developed or acquired by or disclosed to Executive (whether conveyed orally or in writing), individually or in conjunction with others, during the period that Executive is employed or engaged by the Company or any other member of the Company Group (whether during business hours or otherwise and whether on the Company’s premises or otherwise) including: (i) technical information of any member of the Company Group, its affiliates, its customers or other third parties, including computer programs, software, databases, data, ideas, know-how, formulae, compositions, processes, discoveries, machines, inventions (whether patentable or not), designs, developmental or experimental work, techniques, improvements, work in process, research or test results, original works of authorship, training programs and procedures, diagrams, charts, business plans, and similar items; (ii) information relating to any member of the Company Group’s businesses, properties or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of tenants or acquisition targets or their requirements, the identity of key contacts within tenants’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks); (iii) other valuable, confidential information and trade secrets of any member of the

Company Group, its affiliates, its tenants or other third parties; and (iv) any other information that is competitively valuable to any member of the Company Group by virtue of not being publicly known. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company or the other applicable member of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement. For purposes of this Agreement, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Executive or any of Executive’s agents; (ii) was available to Executive on a non-confidential basis before its disclosure by a member of the Company Group; or (iii) becomes available to Executive on a non-confidential basis from a source other than a member of the Company Group; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group.
(v)	Notwithstanding anything to the contrary herein, nothing in this Agreement or in any other agreement between Executive and the Company or any other member of the Company Group shall prohibit or restrict Executive from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority (including the Securities and Exchange Commission and any other applicable governmental commission or regulatory agency) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Executive from any governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any governmental authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires Executive to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company or any other member of the Company Group that Executive has engaged in any such conduct.
(vi)	“Company Group” means the Company, Alpine Income Property Trust, Inc. (“Alpine”) and each subsidiary of the Company and Alpine, collectively.
(vii)	“Employment Period” means the period from June 30, 2011 through the termination of the Executive’s employment pursuant to this Agreement.
b.	Non-Competition; Non-Solicitation.
(i)	The Company shall provide Executive access to Confidential Information for use only during the Employment Period, and Executive acknowledges and agrees that the Company Group will be entrusting Executive, in Executive's unique and special capacity, with developing the goodwill of the Company Group, and in consideration of the Company providing Executive with access to Confidential Information and as an express incentive for the Company to enter into this Agreement and employ Executive hereunder, Executive has voluntarily agreed to the covenants set forth in this Section 7.b. Executive agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, do not interfere with public interests, will not cause Executive undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company Group's Confidential Information, goodwill and legitimate business interests.
(ii)	During the Employment Period, the Executive shall submit to the Board all Business Opportunities (as defined below) presented to the Executive or of which the Executive becomes aware.
(iii)	During the Prohibited Period (as defined below), Executive shall not, without the prior written approval of the Board, directly or indirectly, for Executive or on behalf of or in conjunction with any other person or entity of any nature:

(A)	engage or participate within the Market Area (as defined below) in competition with any member of the Company Group in any aspect of the Business (as defined below), which prohibition shall prevent Executive from directly or indirectly: (i) owning a controlling interest in, managing, operating, or being an officer or director of, any business that competes with any member of the Company Group in the Market Area, or (ii) joining, becoming an employee or consultant of, or otherwise being affiliated with or providing services to, any person or entity engaged in, or planning to engage in, the Business in the Market Area in competition, or anticipated competition, with any member of the Company Group in any capacity (with respect to this clause (ii)) in which Executive's duties or responsibilities involve direct or indirect responsibilities with respect to the Business.
(B)	appropriate any Business Opportunity of, or relating to, any member of the Company Group located in the Market Area;
(C)	solicit, canvass, approach, encourage, entice or induce any tenant of any member of the Company Group with whom or which Executive had contact on behalf of any member of the Company Group, about whom or which Executive obtained Confidential Information or for whom or which Executive had direct or indirect responsibilities on behalf of the Company Group to cease or lessen such tenant’s business with any member of the Company Group in the Market Area; or
(D)	solicit, canvass, approach, encourage, entice or induce any employee or contractor of any member of the Company Group to terminate his, her or its employment or engagement with any member of the Company Group or hire or engage any employee or contractor of any member of the Company Group.
(iv)	The covenants in this Section 7.b, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.

(v)	The following terms shall have the following meanings:
(A)	“Business” shall mean the business and operations that are the same or similar to those performed by the Company and any other member of the Company Group for which Executive provides services or about which Executive obtains Confidential Information during the Employment Period, which business and operations include investing in, owning, managing, operating, acquiring, developing, disposing of and/or leasing commercial real estate properties and commercial loans and other structured investments.
(B)	“Business Opportunity” shall mean any commercial, investment or other business opportunity relating to the Business.
(C)	“Market Area” shall mean the geographic areas (i) in Volusia and Orange Counties in the State of Florida and (ii) included or within 25 miles of any metropolitan statistical area from which the Company derives 1% or more of the Company’s aggregate annualized revenue at any time during the final twelve (12) months in which Executive is or has been employed by any member of the Company Group; provided, however, in no event will the geographic area referenced in this clause (ii) include any areas within the State of California.
(D)	“Prohibited Period” shall mean the period during which Executive is employed by any member of the Company Group and continuing for a period of twelve months following the date that Executive is no longer employed by any member of the Company Group.
c.	Injunctive Relief. Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in this Section 7, and because of the immediate and irreparable damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group at law and equity.

8.Section 14 of the Employment Agreement shall be deemed incorporated by reference herein, mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment on the date first written above.

EXECUTIVE:

/s/ John P. Albright

John P. Albright

COMPANY:

CTO Realty Growth, Inc.,

a Maryland corporation

By:  /s/ Daniel E. Smith

Daniel E. Smith

Senior Vice President,

General Counsel & Corporate Secretary

[Signature Page to First Amendment to Second Amended and Restated Employment Agreement]